SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

A.T. CROSS COMPANY
(Exact name of registrant as specified in its charter)

Rhode Island	05-0126220
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Albion Road, Lincoln, Rhode Island	02865
(Address of Principal Executive Offices)	(Zip Code)

Omnibus Incentive Plan
(Full title of the plans)

Tina C. Benik, Esq.
A.T. Cross Company
One Albion Road
Lincoln, RI  02865

(Name and address of agent for service)

(401) 333-1200
(Telephone number, including area code, of agent for service)

Copy to:

Adam J. Gwaltney, Esq.
Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, Rhode Island 02903
(401) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	__	Accelerated filer	__
Non-accelerated filer	__	Smaller reporting company	X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock (par value $1.00)	900,000	$14.235	$12,811,500	$1,487

(1)
Based solely on the number of shares of Class A common stock, par value $1.00 per share (the “Common Stock”), of A.T. Cross Company (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the above named equity incentive plan (the “Plan”).  In addition to such shares, this Registration Statement covers an undetermined number of shares of Common Stock of the Registrant that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), pursuant to which a total of 900,000 shares of the Common Stock that may be acquired upon exercise of options to be granted are deemed to be offered at $14.235 per share, the average of the high and low prices of the Registrant's Common Stock as reported by the NASDAQ Global Market on July 29, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.              Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.              Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The documents containing the information specified in this Part I will be sent or given to Plan participants as specified by Rule 428(b)(1).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”).

Registration of Additional Shares

The Registrant filed an initial Registration Statement with the Commission on October 23, 1998 on Form S-8, incorporated herein by reference, relating to the Registrant’s Omnibus Incentive Plan (the “Plan”), registering 200,000 shares of Common Stock reserved for issuance upon exercise of options granted or to be granted under the Plan in addition to the 600,000 shares of the Registrant’s common stock which were already available for issuance under the Registrant’s Non-Qualified Stock Option Plan and Incentive Stock Option Plan, which plans were replaced by the Plan.  On August 1, 2000, the Registrant filed a subsequent Registration Statement with the Commission registering an additional 1,100,000 shares issuable under the Plan.  On December 12, 2008, the Registrant filed another Registration Statement registering an additional 800,000 shares issuable under the Plan.  On April 28, 2011, shareholders of the Registrant approved an increase in the number of shares available under the Plan from 2,100,000 to 3,000,000.  This Registration Statement shall serve to register the additional 900,000 shares issuable pursuant to the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

(1)
The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or reports filed for the purpose of updating such description.

(2)	The Annual Report of the Registrant on Form 10-K for the fiscal year ended January 1, 2011.

(3)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011.

(4)	The Registrant's Current Reports on Form 8-K filed with the Commission on January 11, 2011, February 24, 2011, April 28, 2011, May 2, 2011 and July 20, 2011.

(5)	The Registrant’s Definitive Proxy Statement filed with the Commission on March 24, 2011, in connection with the Registrant’s Annual Meeting of Shareholders held on April 28, 2011.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal year ended January 1, 2011 and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents).  Written requests should be directed to Kevin F. Mahoney, Senior Vice President and Chief Financial Officer, A.T. Cross Company, One Albion Road, Lincoln, Rhode Island 02865.  Telephone requests may be directed to (401) 333-1200.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

None.

Item 6.              Indemnification of Directors and Officers.

Under the Rhode Island Business Corporation Act, a corporation has the power to indemnify any person made a party to any proceeding by reason of the fact that he is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, so long as the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and in all other cases that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.  Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, but shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation.  Notwithstanding the foregoing, a director shall not be indemnified in respect of any proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him.  Indemnification may not be made unless authorized in the specific case after a determination has been made by the Board of Directors or other specific body that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth above.

In general, an officer of a corporation may be indemnified to the same extent as a director.

In addition to the authority conferred upon the Registrant as provided above, the Restated Articles of Incorporation of the Registrant provide that the Board of Directors may authorize agreements to be entered into with each director to provide that the Registrant shall pay, on behalf of the director with whom the same is entered into, certain losses or expenses arising from claims made against the director in his capacity as a director of the Registrant by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or other act wrongfully done or attempted.  The articles further provide that any agreement so authorized may provide for the advancement of expenses to a director prior to the final disposition of any action, suit or proceeding involving such director and based on the alleged commission by the director of any such breach of duty or other act wrongfully done or attempted, subject to an undertaking by the director to repay the same to the Registrant if the act involves a claim for which indemnification is not permitted under the articles and the final disposition of the action results in an adjudication adverse to the director.

The Registrant's articles provide that any such agreement may not provide for the indemnification of a director, or for the reimbursement of a director, in connection with any claim (A) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (C) for profits under Section 16(b) of the Exchange Act, or (D) for improper personal benefit (unless the transaction is permitted by the Rhode Island Business Corporation Act.)

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit No.                                Description

5                                Opinion of Hinckley, Allen & Snyder LLP

23.1                           Consent of Deloitte & Touche LLP

23.2                           Consent of Hinckley, Allen & Snyder LLP
            (contained in their opinion filed as Exhibit 5)

24                              Power of Attorney (included on signature page of
                this Registration Statement)

Item 9.              Undertakings.

Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, that are incorporated by reference in this Registration Statement.

(2)  That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 27th day of July, 2011.

A.T. CROSS COMPANY

By: s/s KEVIN F. MAHONEY
Name: Kevin F. Mahoney
Title: Senior Vice President and Chief
Financial Officer

We, the undersigned officers and directors of A.T. Cross Company in the City of Lincoln, Rhode Island hereby severally constitute and appoint Russell A. Boss and Tina C. Benik, our true and lawful attorneys with full power of substitution together, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable A.T. Cross Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
s/s RUSSELL A. BOSS (Russell A. Boss)	Chairman & Director	July 29, 2011

____________________________ (David G. Whalen)	President & Director (Chief Executive Officer)	_____________, 2011

s/s KEVIN F. MAHONEY (Kevin F. Mahoney)	Senior Vice President (Chief Financial Officer)	July 27, 2011

GARY S. SIMPSON (Gary S. Simpson)	Corporate Controller (Chief Accounting Officer)	July 27, 2011

s/s BERNARD V. BUONANNO, JR (Bernard V. Buonanno, Jr.)	Director	July 29, 2011

s/s EDWARD J. COONEY (Edward J. Cooney)	Director	July 29, 2011

s/s HARLAN M. KENT (Harlan M. Kent)	Director	July 29, 2011

s/s JACOB C. GAFFEY (Jacob C. Gaffey)	Director	July 27, 2011

_______________________________ (Dwain L. Hahs)	Director	_____________, 2011

s/s ANDREW J. PARSONS (Andrew J. Parsons)	Director	July 27, 2011

_____________________________ (Frances P. Philip)	Director	_____________, 2011

EXHIBIT INDEX

EXHIBIT
NUMBER                                   EXHIBIT

5                                   Opinion of Hinckley, Allen & Snyder LLP

23.1                              Consent of Deloitte & Touche LLP

23.2                              Consent of Hinckley, Allen & Snyder LLP (contained in their opinion filed as Exhibit 5)

24                                 Power of Attorney (included on signature page of this Registration Statement)